Exhibit 10.1

Cadillac Master Coachbuilder Agreement

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	Cadillac Master Coachbuilder Program Requirements

To qualify for the rights and privileges as an authorized Cadillac Master Coachbuilder under this Program, the Coachbuilder shall:

a.	Complete or modify and lengthen the wheelbase of the Cadillac Vehicles that are identified by Cadillac as included in the Program.

b.	Make its facility(ies), personnel and records available during normal business hours for inspection and review by Cadillac for the purpose of rating Coachbuilder’s operations which relate to the purpose of the Program, including design, build and assembly, quality, and warranty processes.

c.	Achieve Cadillac Master Coachbuilder status consistent with Cadillac’s Master Coachbuilder Process Assessment for each facility that completes or modifies the Vehicles identified by Cadillac as included in the Program.

d.	Commit to achieve a continuous improvement process in all phases of manufacturing and business operations. At a minimum, the Coachbuilder will implement and develop written processes for those key areas outlined in the Master Coachbuilder Process Assessment and Vehicle Quality Reviews performed by Cadillac, and implement any action plans for continuous improvement which Coachbuilder has developed as a result of such Process Assessment or Quality Reviews. Coachbuilder understands that Cadillac has relied upon such commitment in executing this Agreement and that a periodic review will be required to maintain qualification.

e.	Review and integrate on a timely basis, Cadillac Program guidelines as contained in Coachbuilder Information Updates (bulletins), and any revisions that may be issued from time to time. The Coachbuilder acknowledges that the Cadillac Program guidelines contained in Coachbuilder Information Updates (bulletins), and any revisions thereto, issued from time to time by Cadillac, are incorporated into this Agreement by reference. Consistent with this understanding, the Coachbuilder acknowledges that this Agreement and the Coachbuilder Information Updates (bulletins) and any revisions thereto are to be construed, to the extent possible, as consistent with each other and as cumulative; provided, however, that if such construction is unreasonable, the terms and conditions set forth in this Agreement will control unless provided otherwise in the Coachbuilder Information Updates (bulletins).

f.	Send a representative to periodic meetings at times and locations designated by Cadillac. The purpose of the meetings will be to provide a forum for communication. Cadillac will attempt to schedule such meeting at times and places convenient to the Coachbuilder.

g.	Notify Cadillac of any change in ownership, location, or significant alteration/rearrangement or layout of Coachbuilder’s manufacturing/production operations. At time of such notification, Cadillac reserves the right to determine appropriateness of continuing Master Coachbuilder status or if re-assessment is required.

h.	Utilize Cadillac Master Coachbuilder identification plates only on qualified Vehicles identified by Cadillac as included in the Program, and built within the requirements as specified in the Program.

i.	If requested, supply to Cadillac service information for use by select Cadillac Limousine Dealers. Requested information is to be provided on a timely basis, at no cost to Cadillac or the Cadillac Dealers.

j.	Provide a minimum warranty of 24 months / 24,000 miles on all vehicle conversion components and workmanship performed by Coachbuilder on converted Vehicles.

k.	Document and honor warranty policy and processes. Promptly approve claims as agreed between Coachbuilder and repairing organization (Cadillac Dealer, independent garage or other Coachbuilder facility) to assure customer satisfaction.

1.	Not exceed the General Motors’ Gross Vehicle Weight Rating (GVWR), including front and rear Gross Axle Weight Ratings (GAWR), on any GM passenger vehicle and limit occupants to nine (9) passengers excluding the driver. On Vehicles associated with this program: (i) Any Vehicle which exceeds the mass specifications as stated in the Document for Incomplete Vehicle and/or outlined in the Converter Guidelines Manual; or exceeds 130 inches in stretched length, is excluded from the Program, including financial assistance/incentives, advertising and labeling, and (ii) all base Vehicle warranties, including the Professional Vehicle Protection Plan, will be suspended, with all risk, penalties and customer satisfaction to be assumed and assured by Coachbuilder.

m.	Return “Conversion Authentication Document” (ATTACHMENT I) provided by Cadillac, with all data requested furnished therein, within 30 days of each completed GM passenger vehicle (new or used) conversion beyond 120 inches or within 50 pounds of GVWR/GAWR limits.

n.	With regards to all GM passenger vehicles: possess, maintain, update and comply with all applicable Motor Vehicle Safety Standards and other laws and regulations as stipulated by the appropriate government agencies.

o.	Maintain a record of the name and address of the first retail purchaser of each Cadillac vehicle supplied to Coachbuilder and date of such delivery. Forward to Cadillac a completed GM Delayed Warranty Start form to update customer warranty information.

p.	Not sell, transfer, assign or delegate non-converted qualified Vehicles to non-certified (Master) coachbuilders without prior written consent of Cadillac and the ordering Cadillac Dealer.

2.	Cadillac Support of the Cadillac Master Coachbuilder Program

To support the Program, Cadillac shall:

a.	Provide administration and coordination for the Program.

b.	Visit and inspect Coachbuilder’s facility(ies) to perform a Process Assessment, a Quality Vehicle Review and examine compliance with Program standards, and review the results of assessment and review with Coachbuilder.

c.	Advertise and promote the Cadillac Master Coachbuilder Program and authorized Cadillac Master Coachbuilders.

d.	Provide one or more copies of the Converter Guidelines Manual which provides engineering recommendations for qualified Vehicle areas affected by conversion.

e.	Provide Coachbuilder with access to select GM / Cadillac training programs.

f.	Provide communication to Cadillac Master Coachbuilders on current product, revisions, and preparations for future product, including communication support through bulletins and periodic meetings.

g.	Provide limited technical support for Coachbuilder’s designs that interface with Cadillac systems not to include Coachbuilder’s system design.

h.	Provide a Cadillac representative for engineering/manufacturing, technical support, and general business and program information.

i.	Provide Coachbuilder with Cadillac Master Coachbuilder Vehicle identification plates and other Program identification items AS MAY BE DETERMINED BY CADILLAC.

j.	Periodically provide incentives on certain Vehicles; provided however, that Coachbuilder shall reimburse Cadillac for any such incentive to the extent any Vehicle shall be completed, modified or sold outside the Program requirements.

k.	The sale of qualified Cadillac Vehicles to authorized Cadillac Master Coachbuilders THROUGH AUTHORIZED CADILLAC DEALERS for the purpose of conversion to stretch limousines and funeral coaches are an approved exception to the GM policy prohibiting franchised GM dealers the sale of GM vehicles for resale.

3.	Appeals: Cadillac Master Coachbuilder Process Assessment

In the event Coachbuilder does not achieve an assessment rating qualifying for continued Cadillac Master Coachbuilder status, it may request, in writing received by Cadillac within 15 days of such determination, a reconsideration of the rating. A review by Cadillac Master Coachbuilder Program Management will be made. If Coachbuilder is not satisfied with the decision of the Program Manager, Coachbuilder may then request, in writing received by Cadillac within 15 days of such , determination, further review by Cadillac Executive Management. The parties to this Agreement will be bound by the decision of Cadillac Executive Management.

4.	Advertisement, Promotion

Coachbuilder may, at its option, advertise or promote its qualification under the Cadillac Master Coachbuilder Program, but only in connection with Vehicles identified by Cadillac as included in the Program. Coachbuilder shall continuously comply with the Cadillac Master Coachbuilder advertising guidelines and shall avoid in every way any deceptive, misleading, confusing or illegal advertising or promotion. Coachbuilder shall be responsible for compliance with all applicable laws and regulations governing its business, including those relating to advertising.

5.	Limited License for Program Trademarks, Trade Name & Vehicle Badging

The use of Cadillac Master Coachbuilder identification is reserved exclusively for authorized Cadillac Master Coachbuilders in connection with Vehicles identified by Cadillac as included in the Program and which meet the Program requirements. This signed Agreement is considered written approval for the use of Cadillac Master Coachbuilder Vehicle identification plates as well as other Program identification items. Coachbuilder may not use any other trademark, trade name or logo used or claimed by Cadillac or any of its subsidiaries except with Cadillac’s prior written approval. When such approval is given, Coachbuilder may use such trademark, trade name or logo only in connection with Cadillac products, and then only in a manner and form approved by Cadillac in its sole business judgment. If, after such approval, Cadillac should at any time reasonably request, Coachbuilder shall promptly discontinue such use. This limited license shall terminate immediately upon termination of this Agreement by either party.

6.	Term and Termination

a.	This Agreement may be terminated at will by either party by giving at least 30 days written notice to the other party. Unless earlier terminated, this Agreement shall end at the conclusion of the 2003 model year, which occurs on approximately August 31, 2003. Neither party shall have any obligation to renew this Agreement.

b.	Upon the occurrence of any of the following events, Cadillac may terminate this Agreement immediately upon written notice to Coachbuilder.

i.	Failure of Coachbuilder to perform according to Program requirements and standards. If Coachbuilder’s status is under appeal, as provided in Section 3, termination will not be effective until the appeal process is completed as provided therein.

ii.	Failure of Coachbuilder to cure any other breach of this Agreement within thirty days after written notice from Cadillac.

iii.	Failure of Coachbuilder to function in the course of business for more than 12 consecutive business days.

iv.	Coachbuilders direct or indirect involvement (including ownership, partial ownership, or receiving profits) with another corporation, business or manufacturing facility that converts, lengthens completes or otherwise modifies:

a) Cadillac vehicles for the limousine/funeral vehicle marketplace, where such corporation, business, or manufacturing facility is not authorized by Cadillac to participate in the Program as an approved Cadillac Master Coachbuilder; or

b) General Motors vehicles other than Cadillac vehicles, and such vehicles do not comply with General Motors’ GVWR, GAWR, curb weight, or federal, state, or local laws and regulations.

c.	Upon termination of this Agreement, Coachbuilder shall, as directed by Cadillac, immediately cease and desist:

i. Advertising or promoting Coachbuilder as being an authorized Cadillac Master Coachbuilder or otherwise being qualified for the Cadillac Master Coachbuilder Program.

ii. At Coachbuilder’s expense, remove from all signs used or owned by Coachbuilder and from all forms, stationery and other papers used by Coachbuilder, any reference to the Cadillac Master Coachbuilder Program.

iii. Refrain from doing anything whether or not specified above that would indicate Coachbuilder is, or has been, qualified under the Cadillac Master Coachbuilder Program.

d.	If Coachbuilder does not comply with the requirements of this Section 6, Coachbuilder shall reimburse Cadillac for all costs and expenses, including reasonable attorney’s fees, incurred by Cadillac in enforcing compliance with this section.

7.	Notice, Demand and Consent

All notices, demands and consents allowed or required by this Agreement shall be in writing and shall be given by registered or certified mail addressed to the address listed below, or by personal delivery, and shall be deemed given when so mailed or delivered.

CADILLAC	COACHBUILDER
Cadillac Professional Vehicle Program Headquarters 22600 Hall Road, Suite 104 Clinton Township, MI 48036

Additional Terms & Conditions Applicable to Cadillac Master Coachbuilder

Professional Vehicle Manufacturer Agreement

8.	Definitions

The following terms, as used herein, shall have the following meanings:

a.	“Agreement” means this Agreement including all attachments herewith and Manuals and procedures incorporated herein by reference as updated from time to time.

b.	“Dealer” means independent authorized GM / Cadillac dealer operating pursuant to a Dealer Agreement.

c.	“Dealer Agreement” means the Dealer Sales & Service Agreement in place between Cadillac and independent authorized Cadillac Dealers.

d.	“Including” or “includes” means including, but not limited to.

e.	“Master Coachbuilder Converter Guidelines Manual” or “Converter Guidelines Manual” means the manual distributed to authorized Cadillac Master Coachbuilders with that name. This manual is offered to assist Master Coachbuilders in converting qualified Cadillac Vehicles into limousines and funeral coaches; however, it is not intended to be a complete “how to” authority, or a substitute for sound engineering, validation for government compliance and other judgment.

f.	“Master Coachbuilder Process Assessment”, means the assessment periodically performed of Cadillac Master Coachbuilders as described in Section 2 of this Agreement.

g.	“Model Year” means Cadillac’s Vehicle model year, generally commencing around September 1, and concluding around August 31 of the following calendar year.

h.	“Program” means the Cadillac Master Coachbuilder Program as described in this Agreement.

i.	“Quality Vehicle Review “ means the review periodically performed by the Cadillac Master Coachbuilders converted vehicles indicated as ready for delivery to a customer as described in section 2 of this agreement.

j.	“Vehicles” means new and unused Cadillacs equipped with Coachbuilder Option Packages (B9Q or V4U); or other vehicles designated by Cadillac for this application, which when completed or modified by Coachbuilder meet the criteria in Section 1 of this Agreement

k.	“Work” includes all related design, engineering, packaging and material selections of the vehicle modifications offered by the Coachbuilder and all processes to accomplish such modification under this Agreement.

9.	Vehicle Orders, Cadillac Prices, Scheduling

a.	Cadillac will ship Vehicles in accordance with an ordering Cadillac Dealer’s request to either; (1) the ordering dealer, (2) a “ship to” Cadillac dealer, or (3) a designated Bailment dealer. Coachbuilder agrees to purchase such Vehicles ordered and agreed upon by Coachbuilder and the ordering Dealer. No minimum quantity of Vehicles is assured by Cadillac or Coachbuilder. No Vehicle will be shipped without a Dealer order accepted by Cadillac for that Vehicle. Dealer orders for Vehicles shall be handled in accordance with Cadillac’s typical order procedures.

b.	Cadillac reserves to itself discretion in accepting orders and distributing Vehicles, and its judgment in such matters shall be final. Dealer orders for Vehicles are not binding on Cadillac until accepted by Cadillac, and may be canceled by Dealer or Cadillac until that time. An order is accepted by Cadillac when the order is released for production.

c.	Cadillac’s prices and other terms of sale applicable to vehicles are those set forth in applicable Cadillac publications to Dealers. Such prices and other terms may be changed by Cadillac at any time. Vehicles ordered by Dealers under this Agreement are not eligible for any price protection, model close-out or other allowance that otherwise may have been available on orders submitted by Dealers.

d.	Coachbuilder shall not grant any security, lien, or other interest in any Vehicle (other than equipment installed thereon by Coachbuilder) without prior written approval of the ordering Cadillac Dealer, and shall not permit any other person, including any governmental entity, to acquire such an interest adverse to Dealer. Coachbuilder shall promptly reimburse the ordering Dealer for any money paid by such Dealer to discharge any such adverse lien or interest.

e.	Cadillac shall have the right to examine Vehicles and Coachbuilder’s records in respect thereof at any time during regular business hours.

f.	Upon taking delivery of each Vehicle, Coachbuilder should inspect it for damage or shortage and execute appropriate documentation

11.	Delivery, Title and Risk of Loss, Insurance

a.	Cadillac will select the assembly and shipping locations and the modes of transportation for delivery of Vehicles to Coachbuilder. Title and risk of loss shall pass to the ordering Dealer upon delivery by Cadillac to a carrier (F.O.B. General Motors assembly plant), in accordance with Cadillac’s typical procedures. Delivery shall be to the identified Cadillac Bailment Location.

b.	Coachbuilder shall indemnify and hold Cadillac harmless from and against any and all loss, damage or expense, including reasonable attorneys’ fees and expenses incurred from any litigation, arising from or relating to any claim for injury (including death) or property damage in connection with the use, operation or storage of any Vehicle while in Coachbuilder’s possession or control under this Agreement, unless such injury is solely caused by Cadillac and is in no way the fault of the Coachbuilder.

c.	Coachbuilder shall obtain and maintain pursuant to the terms of this agreement, at its sole expense, the following types of insurance coverage, with minimum limits as set forth below:

i.	Commercial General Liability covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and liability assumed under an insured contract -$3,000,000 each occurrence. Coverage shall be maintained at least 10 years after expiration or cancellation of this agreement.

ii.	Commercial Automobile Liability covering all owned, hired, and non-owned vehicles - $3,000,000 each occurrence, including all statutory coverage’s for all states of operation.

iii.	Workers Compensation - statutory limits for all states of operation.

iv.	Employers Liability - $1,000,000 each employee for bodily injury by accident and $ 1,000,000 each employee for bodily injury by disease.

v.	Garage Keepers Legal Liability on a direct primary coverage basis including comprehensive and collision coverage with a limit equal at least to the inventory of Vehicles and in any event not less than $100,000.

d.	Coachbuilder shall provide Cadillac with certificate(s) of insurance evidencing compliance with the insurance requirements set forth above. Certificate(s) will provide that Cadillac shall be named an additional insured on all liability policies (except Garage Keepers, Workers’ Compensation and Employers Liability) and state that the above required coverage’s shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Cadillac. In addition, the certificate shall provide that Cadillac will receive thirty (30) days’ prior written notice from the insurer of any termination or reduction in the amount or scope of coverage.

e.	Such certificates shall be in a form acceptable to, and underwritten by insurance company(ies) reasonably satisfactory to Cadillac. The purchase of appropriate insurance coverage by Coachbuilder or the furnishing of certificate(s) of insurance shall not release Coachbuilder from its respective obligations or liabilities under this Agreement.

12.	Work, Standard of Workmanship, Compliance with Laws

a.	Coachbuilder shall use its best skill and judgment and shall perform all work in accordance with the highest professional standards of workmanship, and it shall exercise due care to ensure that all work it performs is free from defects in design, materials, and workmanship. Coachbuilder shall further employ or retain persons with appropriate technical competence for the work being performed. Cadillac may provide technical information to assist Coachbuilder, but Coachbuilder will control and bear full responsibility for the design and manufacture of the end product.

b.	Coachbuilder acknowledges that the reputation of Cadillac and its products may be affected by the quality, reliability, and durability of Coachbuilder’s products and its conduct in the marketplace. Cadillac may provide Coachbuilder with Converter Guidelines and other information for improving end product quality, reliability and durability, and provide to Coachbuilder a periodic Assessment of its processes. Coachbuilder is responsible for selecting and implementing processes which meet customer expectations for safety, quality, reliability, and durability.

c.	Coachbuilder agrees to (a) maintain a viable dealer and consumer relations activity, (b) offer a competitive warranty on all conversion components and workmanship (including any ‘as received’ vehicle component affected by its work) to Dealers and consumers with a duration of at least 24 months from retail delivery or 24,000 miles, whichever occurs first, (c) maintain through Dealers, and others at Coachbuilder’s discretion, a system of convenient warranty corrections for consumers, and (d) make available to Dealers service replacement parts with number identification systems for warranty and non-warranty service for a reasonable period of time after vehicles are sold to consumers.

d.	The written new vehicle warranty provided by Cadillac with each vehicle contains the only Cadillac warranty applicable to each vehicle, and Cadillac neither assumes nor authorizes anyone to assume for it any other obligation or liability in connection with such vehicle. In particular, Cadillac does not assume, and hereby disclaims, any warranty or other liability or obligation, including any implied warranty of merchantability or fitness for a particular purpose and any product liabilities based upon negligence or strict liability, to Coachbuilder, except if Coachbuilder becomes an owner of a vehicle and then only to the extent of the written new vehicle warranty. Coachbuilder shall ensure that Cadillac’s written new vehicle warranty and other product information intended for the consumer remain with each vehicle. Coachbuilder shall supplement these materials with its own warranty and other information which clearly describe its warranty to vehicle owners and the means in which to have warranty and other corrections completed.

e.	Coachbuilder shall comply with all federal, state, and local laws, regulations, and standards in its performance of its Work. Coachbuilder acknowledges its legal responsibility insofar as it is the manufacturer of an end product, and agrees to certify and warrant its contribution to the end product. Further, Coachbuilder agrees to cooperate in achieving compliance with applicable laws and regulations.

f.	Coachbuilder shall promptly notify Cadillac of any potential safety related defect or severe flaw in its Work on or in one or more Vehicles.

g.	When a Coachbuilder who attains Cadillac Master Coachbuilder status is located outside of the United States of America or it’s territories, it’s products must comply with all of the laws, regulations and standards of the country in which it is located.

Additionally, many of the marketing provisions of this agreement that apply exclusively to U.S. General Motors Corporation Business Activities, such as, but not limited to, new vehicle ordering, pricing, incentives, warranty and service agreements, may be canceled or superseded by those of the General Motors Corporation, entity specific to the country in which it does business.

13.	Recall Campaigns-Product Claims

a.	In the event of a recall campaign necessitated by a defect or nonconformity, in a Vehicle for which Coachbuilder is responsible, in whole or in part, Coachbuilder shall reimburse Cadillac for any and all direct costs, expenses and any penalties which Cadillac may incur, with the understanding that the portion of such direct-costs, expenses and penalties to be borne by Coachbuilder shall be proportional to the degree which the defect or nonconformity of Coachbuilder’s Work caused the recall.

Prior to Cadillac performing any recall campaign for which it expects reimbursement from Coachbuilder, Cadillac and Coachbuilder will exchange information and will consult with each other with respect to the need and advisability thereof; provided, however, that the final decision as to whether or not Cadillac will perform a recall shall in every instance rest with Cadillac.

b.	With respect to any actual, potential, or threatened litigation, action, or proceeding, regardless of whether such is based on strict liability, negligence, warranty, or other theory (“Product Liability”), relating to any aspect of Coachbuilder’s Work, each of the parties hereto shall (i) communicate and cooperate with the other and, if necessary, the appropriate insurance carrier, to the fullest extent reasonably possible in investigation of the facts and circumstances surrounding the Claim and in any litigation involving the Claim, (ii) refrain from taking any position adverse to the interests of the other party to this Agreement, and (iii) not, except in enforcement of the rights hereunder, institute any claim, action, or proceeding, whether by cross-complaint, third party complaint, interpleader, or otherwise, against the other party to this Agreement.

c.	With respect to any Product Liability or related liability, costs, and expense under this Article, the following are applicable:

i.	Any settlement or payment to satisfy an adverse judgment in any Claim shall be apportioned to Cadillac and Coachbuilder based upon any judgment. If there is no judgment or it is not definitive as to causation determining each party’s liability then;

ii	Cadillac and Coachbuilder shall bear their respective costs and expenses incurred in connection with cooperation in investigation and litigation, including those costs incurred for the production of documents and answering of other discovery.

d.	In the event a Product Liability Claim is brought against Cadillac or Coachbuilder relating to the other’s work, each party shall promptly forward to the other party every summons and complaint and every other court document received by it; and whether or not the other party is named a party in the action, in no event shall either party take any action toward settlement without prior notification to the other party of such proposed action followed by a reasonable period of time to allow the other party to respond to such notification.

14.	Indemnification, Dispute Resolution

a.	In the event a suit or other proceeding is commenced relating to or based upon any aspect of Coachbuilder’s Work, including any portion of a vehicle affected by Coachbuilder’s Work, Coachbuilder agrees to hold Cadillac harmless and indemnify Cadillac completely from Product Liability losses. Each party shall retain the right to conduct its own defense to such suit or proceeding.

b.	In the event of any breach of any obligation contained in this Agreement, the breaching party shall indemnify the nonbreaching party for any damage, costs, and expense, including reasonable attorney fees, suffered by the nonbreaching party due to the breach.

c.	If it cannot be determined whether, or the extent to which, a settlement of or judgment in a Claim or a recall campaign was related to or based on an aspect of Coachbuilder’s Work or another part in a vehicle that plaintiff alleged was defective, then either party may submit the matter to binding arbitration in order to determine the relative percentage allocable to each party. Such disputes shall be finally settled under the Rules of the American Arbitration Association, provided that the arbitration shall not occur until after the conclusion of the Claim. There shall be three (3) arbiters, one appointed by Cadillac and one appointed by Coachbuilder, with the third appointed by the other two. The arbitration shall be conducted in or around Detroit, Michigan unless the parties agree otherwise; costs of the arbitration shall be shared equally.

15.	General Terms

a.	No waiver or modification of any term of this Agreement or creation of additional terms shall be valid or binding upon Cadillac unless made in writing and agreed to by Cadillac. The failure by either party to enforce any term of this Agreement at any future time shall not be considered a waiver of any right or remedy available hereunder or by law.

b.	This Agreement does not constitute either party the agent or legal representative of the other for any purpose whatsoever. This Agreement is the sole and complete agreement of the parties and there are no other agreements between them, either oral or written, respecting the subject matter hereof which are not superseded by this Agreement insofar as concerns Vehicles delivered hereunder.

c.	This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan as if entirely performed therein.

d.	Coachbuilder may not assign or delegate this Agreement or any of its obligations under this Agreement, without prior written consent of Cadillac and the ordering Dealer.

e.	Except as expressly provided in this Agreement, no right is granted for Coachbuilder to use or display any trademark, service mark, name or design owned by Cadillac.

f.	Cadillac agrees that this Agreement shall be equally applied to all Cadillac Master Coachbuilders.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the dates set forth below.

COACHBUILDER

	_______________________		CADILLAC PROFESSIONAL VEHICLE PROGRAM HEADQUARTERS 22600 Hall Rd., Suite 104 Clinton Township, Michigan 48036

By:		By:

Title:		Title:	Master Coachbuilder Program Manager

Date:		Date:

ATTACHMENT I

Master Coachbuilder

Conversion Authentication Document (C.A.D.)

Required for wheelbase conversions on GM passenger vehicles

beyond 120 inches or within 50 pounds of GVWR/GAWR limits

Company Name:

Vehicle Identification Number

Wheelbase conversion completed on: - -
MM DD YY

_____	Wheelbase Extension (inches)	_____	Passenger Capacity excluding driver (maximum nine)

_____	Reduction In Trunk Capacity (yes/no) (N/A on Hearse)	_____	If YES, provide cu.ft. reduction

_____	Gross Vehicle Weight	_____	Front Gross Axle Weight	_____	Rear Gross Axle Weight

PROVIDE THE VALUES AS DEFINED IN THE CONVERTER GUIDELINES AND MEASURED ON CERTIFIED SCALES

Print Name (Officer of Company)	Signature (Officer of Company)	Date

Please fax or mail this completed document to:

Cadillac Professional Vehicle

Program Headquarters

22600 Hall Rd.

Suite 104

Clinton Township, MI 48036

FAX: (800) 528-5515